Exhibit 10.1

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE ("First Amendment") is made and entered into as of June 14, 2024, by and between HCP OYSTER POINT III LLC, a Delaware limited liability company ("Landlord"), and TENAYA THERAPEUTICS, INC., a Delaware corporation ("Tenant").

r e c i t a l s :

A.
Landlord and Tenant (as successor-in-interest to The Column Group, LLC) are parties to the Lease dated September 6, 2016 (the "Lease"), pursuant to which Tenant leases approximately 32,370 rentable square feet of space (the "Premises") on the fifth (5th) floor of the building (the "Building") located at 171 Oyster Point Boulevard, South San Francisco, California 94080.
B.
The parties desire to amend the Lease on the terms and conditions set forth in this First Amendment.

a g r e e m e n t :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.
Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this First Amendment.
2.
Condition of the Premises. Landlord and Tenant acknowledge that Tenant has been occupying the Premises pursuant to the Lease, and therefore Tenant continues to accept the Premises in its presently existing, "as is" condition, subject to Landlord’s ongoing maintenance, repair and compliance obligations under the Lease. Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises, except for Landlord’s ongoing maintenance, repair and compliance obligations under the Lease. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building, or the Project or with respect to the suitability of the same for the conduct of Tenant's business, except to the extent expressly provided in the Lease.
3.
Lease Term.
3.1
Extended Lease Term. Pursuant to the Lease, the Lease Term is scheduled to expire on May 31, 2025. Landlord and Tenant hereby agree to extend the Lease Term for a period of thirty (30) months, from June 1, 2025, through November 30, 2027 (the "Extended

Term"), on the terms and conditions set forth in the Lease, as hereby amended by this First Amendment, unless sooner terminated as provided in the Lease.
3.2
Option to Extend Lease Term. Landlord and Tenant acknowledge and agree that the Extended Term provided herein shall be deemed to represent the first of Tenant's two (2) options to extend the Lease Term as provided in Section 2.2 of the Lease, and that effective as of the date of this First Amendment, Tenant shall continue to have only one (1) option to extend the Lease Term for a period of five (5) years at the end of the Extended Term in accordance with, and pursuant to the terms of, Section 2.2 of the Lease. The last sentence of Section 2.2.1 of the Lease is of no further force and effect.
4.
Rent.
4.1
Base Rent. Prior to June 1, 2025, Tenant shall continue to pay monthly installments of Base Rent for the Premises in accordance with the terms of the Lease. During the Extended Term, Tenant shall pay monthly installments of Base Rent for the Premises as follows, and otherwise shall pay Base Rent in accordance with the terms of the Lease:

Period During Extended Term	Annual Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Square Foot
June 1, 2025 – May 31, 2026	$2,427,750.00	$202,312.50	$6.25
June 1, 2026 – May 31, 2027	$2,512,721.25	$209,393.44	$6.47
June 1, 2027 – November 30, 2027	N/A	$216,722.21	$6.70

For the avoidance of doubt, there shall be no First or Second Additional TI Allowance Payments due during the Extended Term.

4.2
Direct Expenses. Prior to and continuing throughout the Extended Term, Tenant shall continue to be obligated to pay Tenant's Share of the annual Direct Expenses in accordance with the terms of the Lease.
5.
No Defaults. Tenant hereby represents and warrants to Landlord that, as of the date of this First Amendment, Tenant is in full compliance with all terms, covenants and conditions of the Lease, that Tenant has no actual knowledge, without inquiry, of any breaches or defaults under the Lease by Landlord or Tenant. In addition to any other events of default specified elsewhere in the Lease, the occurrence of the following shall constitute a default of the Lease by Tenant: to the extent permitted by Applicable Laws, (i) Tenant or any guarantor of the Lease being placed into receivership or conservatorship, or becoming subject to similar proceedings under Federal or State law unless dismissed within thirty (30) days, or (ii) a general assignment by Tenant or any guarantor of the Lease for the benefit of creditors, or (iii) the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of such a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or (iv) the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within thirty (30) days, or (v) any execution or other judicially authorized seizure of all or substantially all of Tenant's assets located upon the Premises or of Tenant's interest in the Lease, unless such seizure is discharged within thirty (30) days.
6.
Utility Information. Tenant hereby acknowledges that Landlord may be required to disclose certain information concerning the energy performance of the Building pursuant to Applicable Laws, and Tenant hereby (i) consents to all such disclosures required by Applicable Laws only, and (ii) acknowledges that Landlord shall not be required to notify Tenant of any such disclosures. In the event that Tenant is permitted to contract directly for the provision of electricity, gas, water or other utility services to the Premises with the third-party provider as described in the Lease, then (x) Tenant shall provide Landlord a copy of every invoice for such services within ten (10) business days following Landlord's request, and (y) upon request of Landlord, Tenant shall provide Landlord with written authorization to any such utility company to release utility consumption information to Landlord (and such other information or authorization(s) as may be necessary for any such utility company to provide such information to Landlord). In addition, Tenant shall otherwise cooperate with Landlord as necessary for Landlord to obtain information and data on the energy and other utility services being consumed at the Premises, and Tenant agrees to take such reasonable further actions as are necessary in connection with the same (or to otherwise further the purposes of this paragraph). The terms of this paragraph shall survive the expiration or earlier termination of this Lease.
7.
Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment other than CBRE, Inc. and Newmark (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The terms of this Section 7 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.
8.
Letter of Credit. The “L-C”, as that term is defined in the Lease, currently held by Landlord is in the amount of $399,481.70. Landlord shall continue to hold such L-C throughout the Extended Term, and in connection therewith Tenant shall provide to Landlord an amendment to the L-C (in form and content reasonably acceptable to Landlord) in order that the current and final expiration dates of the L-C shall be modified as necessary to take into account the extension of the Lease Term provided for in this First Amendment.
9.
California Required Disclosures. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges that the Common Areas and the Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp approved in advance by Landlord; and (b) pursuant to the Lease, but subject to Section 10.2 thereof, Tenant, at its cost, is responsible for making any repairs within the Premises to correct violations of construction-related accessibility standards; and, if anything done by or for Tenant in its use or occupancy of the Premises shall require repairs to the Building (outside the Premises) to correct violations of construction-related accessibility standards, then Tenant shall, at Landlord's option, either perform such repairs at Tenant's sole cost and expense or reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such repairs. Tenant’s obligations under this Section 9 and subject to the limitations in Section 10.2 of the Lease.
10.
Electronic Signatures. The parties agree that this First Amendment may be signed and/or transmitted by electronic mail of a .PDF document or electronic signature (e.g., DocuSign or similar electronic signature technology) and thereafter maintained in electronic form, and that such electronic record shall be valid and effective to bind the party so signing as a paper copy bearing such party's hand-written signature. The parties further consent and agree that the electronic signatures appearing on this First Amendment shall be treated, for purpose of validity, enforceability and admissibility, the same as hand-written signatures.
11.
No Mortgages or Restoration of Existing Improvements. Landlord hereby represents and warrants to Tenant that the Project is not currently subject to any ground lease, or to the lien of any mortgage or deed of trust. Tenant shall not be required to restore any Alterations or improvements that exist in the Premises as of the date of this First Amendment.
12.
No Remeasurement. Landlord’s right to remeasure the Premises under Section 1.2 of the Lease is hereby deleted.
13.
No Guarantor. Landlord acknowledges that The Column Group, LLC is not a guarantor of the Lease and has no further liability thereunder.
14.
No Further Modification; Conflict. Except as specifically set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect. In the event of a conflict between the terms of the Lease and this First Amendment, the terms of this First Amendment shall prevail.

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IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

"LANDLORD"	HCP OYSTER POINT III LLC, a Delaware limited liability company By: /s/ Scott Bohn Name: Scott Bohn Its: Chief Development Officer
"TENANT"	TENAYA THERAPEUTICS, INC., a Delaware corporation By: /s/ Faraz Ali Name: Faraz Ali Its: CEO